EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, effective as of January 26, 2005 (the “Effective Date”), by and between CALLWAVE, INC., a California corporation (the “Company”), and ADRIAN VAN HAAFTEN (“Employee” and “Executive”), with reference to the following facts:

RECITALS:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	POSITION AND DUTIES

1.1 POSITION AND TITLE. Subject to the Employee providing appropriate documents by the first day of employment to complete the I-9 form to provide eligibility for employment in the United States, the Company hereby hires Employee to serve as the Chief Marketing Officer of the Company.

(a) LIMITS ON AUTHORITY. Employee shall perform his duties as Chief Marketing Officer of the Company pursuant to this Agreement in compliance with applicable law and consistent with such budgets as the Company’s Board of Directors adopts and modifies from time to time.

(b) ANNUAL REVIEWS. Within thirty (30) days after each annual anniversary of the Effective Date of this Agreement, the Company shall review Employee’s performance of his duties pursuant to this Agreement and advise Employee of the results of that review, provided, however, that Company may elect to conduct a partial-year performance review in order to synchronize Employee’s annual review date with that of the Company’s other executives. In connection with each such review, the Company shall evaluate whether any increase in Employee’s compensation under Section 2, below, is appropriate.

(c) REPORTING AND AUTHORITY. Employee shall report to the Company’s Chief Executive Officer. Employee shall render such business and professional services in the performance of his duties, consistent with the Employee’s position within the Company, as shall be reasonably assigned to him by the Company’s Chief Executive Officer.

1.2 ACCEPTANCE. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee’s ability and experience,

Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3 BUSINESS TIME. Employee shall devote his exclusive business time to the performance of his duties under this Agreement.

1.4 LOCATION. Employee shall perform his duties under this Agreement from the Company’s principal offices in Santa Barbara, California. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to other locations outside of Santa Barbara, California, in order to discharge his duties under this Agreement.

1.5 TERM. Subject to such sooner term pursuant to Section 3 below, the term of this Agreement shall commence as of the Effective Date and shall expire upon termination pursuant to Section 3 of this Agreement.

2. COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1 SALARY. The Company shall pay to Employee an annual salary in the amount of two hundred and twenty-five thousand dollars ($225,000) (“Base Compensation”). Such annual salary shall be subject to periodic increases at the time of Employee’s annual review pursuant to Section 1.1(b), above, and such other times and in such amounts as the Company, in its discretion, shall determine to be appropriate. The Base Compensation will be paid periodically in accordance with the Company’s normal payroll practices and shall be subject to the usual, required withholding.

2.2 ANNUAL PERFORMANCE BONUS. For each full year during the term of this Agreement, (pro-rated for the first partial year of employment), Employee will be eligible to receive a bonus based upon the achievement of reasonable performance criteria. Fifty percent (50%) of such bonus shall be based upon the Company’s achievement of corporate objectives determined by the Chief Executive Officer, and the remaining fifty percent (50%) of such bonus shall be based upon Employee’s achievement of Employee’s individual objectives as specified by the Chief Executive Officer after consultation with the Employee (the “Annual Bonus”). Consistent with Company policy, the payment of any performance-based bonus shall be subject to the final discretion of the Compensation Committee of the Company’s board of directors. Subject to the foregoing, the Target Annual Bonus payable for any calendar year shall be thirty percent (30%) of Base Compensation.

2.3 EQUITY GRANTS. On the first day of Employee’s employment with the Company hereunder, the Company will grant to Employee an option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Code, an incentive stock option, to purchase fifty thousand (50,000) shares of the Company’s common stock with an exercise price per share equal to 100% of the fair market value of the underlying stock on the date of the approval of the grant by the Company’s board of directors, as determined by the board of directors or its committee, in their sole discretion (the “Initial Option Grant”). The Initial Option Grant will vest as to 12.5% of the shares subject to the Option six months after the date of grant, and as to  1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Employee’s continued service to the Company on the relevant vesting dates.

On the date of the first meeting of the Company’s board of directors following the completion of Employee’s first full year of employment with the Company, the Company will grant to Employee an option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Code, an incentive stock option, to purchase thirty thousand (30,000) shares of the Company’s common stock with an exercise price per share equal to 100% of the fair market value of the underlying stock on the date of the approval of the grant by the Company’s board of directors, as determined by the board of directors or its committee, in their sole discretion (the “First Year Grant”). The First Year Grant will vest as to 16.67% of the shares subject to the Option six months after the date of grant, and as to  1/36th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable three (3) years from the date of grant, subject to Employee’s continued service to the Company on the relevant vesting dates.

On the date of the first meeting of the Company’s board of directors following the completion of Employee’s second full year of employment with the Company, the Company will grant to Employee an option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Code, an incentive stock option, to purchase ten thousand (10,000) shares of the Company’s common stock with an exercise price per share equal to 100% of the fair market value of the underlying stock on the date of the approval of the grant by the Company’s board of directors, as determined by the board of directors or its committee, in their sole discretion (the “Second Year Grant”). The Second Year Grant will vest as to 25% of the shares subject to the Option six months after the date of grant, and as to  1/24th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable two (2) years from the date of grant, subject to Employee’s continued service to the Company on the relevant vesting dates.

On the date of the first meeting of the Company’s board of directors following the completion of Employee’s third full year of employment with the Company, the Company will grant to Employee an option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Code, an incentive stock option, to purchase ten thousand (10,000) shares of the Company’s common stock with an exercise price per share equal to 100% of the fair market value of the underlying stock on the date of the approval of the grant by the Company’s board of directors, as determined by the board of directors or its committee, in their sole discretion (the “Third Year Grant”). The Third Year Grant will vest as to 25% of the shares subject to the Option six months after the date of grant, and as to  1/24th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable two (2) years from the date of grant, subject to Employee’s continued service to the Company on the relevant vesting dates.

In combination, the Initial Option Grant, the First Year Grant, the Second Year Grant and the Third Year grant is intended to provide Employee with incentive stock options to purchase one hundred thousand (100,000) shares of the Company’s common stock. All option grants described in this Agreement (and all options granted hereunder) shall be subject to the terms, definitions and provisions of the Company’s 2004 Stock Option Plan or such other Company stock option plan under which they are granted (the “Stock Plan”) and the relevant option grant agreement by and between Executive and the Company (individually, the “Initial Option Grant Agreement,” the “First Year Grant Agreement,” the “Second Year Grant Agreement,” and the “Third Year Grant Agreement”). The Initial Option Grant Agreement is incorporated herein, and the remaining three (3) grant agreements shall be provided by Company to Employee prior to the receipt of each such subsequent grant and shall be of a form and substance similar to the Initial Option Grant.

At any point in time, Company may elect to implement any pro rata adjustments which may be required in order to synchronize Employee’s annual review date with that of the Company’s other executives. Any such adjustments, should they occur, shall be designed and implemented by Company in such a manner as to create no additional adverse effect on Employee’s cash and equity compensation.

2.4 FRINGE BENEFITS/VACATION. Subject to the Company’s vacation accrual limits and policies, Employee shall accrue two (2) weeks’ paid vacation in each period of twelve (12) consecutive months of employment during the term of this Agreement. Employee shall be eligible for such other fringe benefits as are provided to the Company’s senior executive level employees generally from time to time.

2.5 REIMBURSEMENT OF USUAL AND CUSTOMARY BUSINESS EXPENSES. The Company shall reimburse Employee for authorized business expenses incurred by Employee in the performance of his duties, provided that such business expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement in accordance with the Company’s business expense reimbursement policies.

2.6 REIMBURSEMENT OF RELOCATION EXPENSES. The Company shall reimburse Employee for authorized relocation, temporary housing and travel expenses, provided that such relocation expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement in accordance with the Company’s business expense reimbursement policies. Specifically, the Company shall reimburse Employee for up to $25,000.00 of such reasonable and documented expenses immediately as incurred by Employee. Should Employee voluntarily terminate his employment with the Company for any reason within twelve (12) months following the Effective Date, then Employee shall repay to Company a pro rata amount equal to the product of (x) the total reimbursement paid by Company to Employee under the terms of this paragraph multiplied by (y) twelve minus the number of full months in which Employee was employed by Company divided by twelve.

3. TERMINATION.

3.1 DEFINITIONS. For purposes of this Agreement, the term:

(a) “DATE OF TERMINATION” shall mean the date specified in the Notice of Termination (as defined below).

(b) “DISABILITY” shall mean a mental or physical condition, which, in the opinion of a qualified physician approved by the Employer’s Board of Directors, renders Employee incapable for a period of at least six (6) consecutive months from performing his regular duties under this Agreement.

(c) “MISCONDUCT” shall mean (i) the willful failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), (ii) the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude, or (iv) Executive’s gross misconduct.

(d) “NOTICE OF TERMINATION” shall mean a notice which shall set forth in reasonable detail the reason for termination of Employee’s employment. No purported termination which is not effected pursuant to this Section 3.1 shall be effective.

3.2 TERMINATION BY COMPANY. The Company may terminate this Agreement:

(a) FOR MISCONDUCT. At any time for Misconduct upon delivery of a Notice of Termination. Upon termination for Misconduct, all vesting of all option grants shall terminate immediately and the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, including any and all pro rated cash bonuses to which Employee would otherwise be entitled, and shall not be obligated to pay any additional amounts to Employee hereunder.

(b) OTHER THAN MISCONDUCT OR DISABILITY. At any time for reasons other than Misconduct. Employee’s employment is at will and the Company may terminate this Agreement and Employee’s employment for any reason deemed sufficient by the Company upon notice as provided in Section 3.1. Upon termination for any reason(s) other than Misconduct or Disability, all vesting of all option grants shall terminate immediately and the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, including any and all pro rated cash bonuses to which Employee would otherwise be entitled, and shall not be obligated to pay any additional amounts to Employee hereunder. However, following the first twelve (12) months of Employee’s employment by Company, in the event of termination of Employee by Company for any reason(s) other than Misconduct or Disability and in accordance with the terms under the “Conditional Nature of Severance Payments,” below, Company shall offer to Employee a severance payment equal to three (3) months’ base compensation.

(c) DISABILITY. By reason of Employee’s Disability. If the Company elects to terminate Employee’s employment hereunder by reason of Employee’s Disability, then all vesting of all option grants shall terminate immediately and the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and shall not be obligated to pay any additional amounts to Employee hereunder.

3.3 CONDITIONAL NATURE OF SEVERANCE PAYMENTS

(a) NONCOMPETE. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the three (3) months following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 3.2(b) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with Company or is a customer of the Company.

(b) NON-SOLICITATION. Until the date three (3) months after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 3.2(b) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Employee or for any other entity or person.

(c) UNDERSTANDING OF COVENANTS. Employee represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

3.4 TERMINATION BY EMPLOYEE. Employee may resign from employment and terminate this Agreement at any time. If Employee terminates this Agreement voluntarily, then all vesting of all options shall terminate immediately and the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and shall not be obligated to pay any additional amounts to Employee hereunder.

3.5 DEATH. This Agreement shall terminate automatically upon the death of Employee. If Employee’s employment is terminated by reason of Employee’s death, then the Company shall pay to Employee’s beneficiaries or legal representatives (i) within 15 days, all accrued and unpaid Base Compensation and vacation pay for all periods ended on or before the date of Employee’s death, and (ii) the Company shall not be obligated to make any further payments hereunder.

4. MISCELLANEOUS

4.1 NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address or facsimile number appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 4.1.

4.2 ARBITRATION.

(a) GENERAL. In consideration of Employee’s service to the Company, its promise to arbitrate all employment related disputes and Employee’s receipt of the compensation, pay raises and other benefits paid to Employee by the Company, at present and in the future, Employee agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s service to the Company under this Agreement or otherwise or the termination of Employee’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Employee agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.

(b) Procedure. Employee agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Employee agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Employee agrees that the arbitrator shall issue a written decision on the merits. Employee also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Employee understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Employee shall pay the first $200.00 of any filing fees associated with any arbitration Employee initiates. Employee agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) REMEDY. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for by the Rules, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

(d) AVAILABILITY OF INJUNCTIVE RELIEF. In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e) ADMINISTRATIVE RELIEF. Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim.

(f) VOLUNTARY NATURE OF AGREEMENT. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Employee is waiving Employee’s right to a jury trial. Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement.

4.3 BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

4.4 GOVERNING LAW. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California, without regard to conflict of law principles.

4.5 SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

4.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.

4.7 FURTHER ASSURANCES. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

4.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Initial Option Grant Agreement, and the Company’s standard Confidential Information Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

4.9 STOCK SPLITS, ETC. All references in this Agreement to specific numbers of shares and prices per share shall be proportionately adjusted for any stock splits, reverse splits, stock combinations or similar recapitalizations after the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

“COMPANY:”		“EMPLOYEE:”

CALLWAVE, INC., a California corporation

By	/s/ David F. Hofstatter	By	/s/ Adrian van Haaften
	David F. Hofstatter, President and CEO		Adrian van Haaften

	Date		Date

Address, Facsimile No. and Email for Notices		Address, Facsimile No. and Email for Notices:

136 West Canon Perdido Street Santa Barbara, California 93101 Facsimile No.: (805) 690-4211		16 Hillcrest Road Tiburon, California 94920 Facsimile No.: